Exhibit (p)(2)

CODE OF ETHICS

HOLLAND CAPITAL MANAGEMENT, L.P.

AUGUST 2006

CODE OF ETHICS AND CONDUCT

August 2006

As an investment adviser, Holland Capital Management, L.P. (“Holland”) is a fiduciary. As such, it owes its clients the highest duty of diligence and loyalty. Thus, one of the fundamental policies of Holland is to avoid any conflict of interest or even the appearance of such a conflict in connection with the performance of investment advisory and portfolio management services for its clients. As an investment adviser registered under the Investment Advisers Act of 1940, Holland is also required to establish, maintain and enforce a written code of ethics subject to the requirements of Rule 204A-1 under that Act. In addition, because Holland acts as an investment adviser or sub-adviser to certain registered investment companies, and as the principal underwriter for The Lou Holland Trust, Holland is required by Rule 17j-1 under the Investment Company Act of 1940 to adopt a written code of the ethics containing provisions reasonably necessary to prevent its “access persons” from engaging in any conduct prohibited by the anti-fraud provisions of Rule 17j-1 (as described below). Accordingly, in furtherance of its fiduciary obligations and applicable regulatory requirements, Holland has adopted this Code of Ethics and Conduct (this “Code”), which applies to every Employee (as defined below) of Holland. Your receipt of this Code for your review and signature means you are a designated person to whom all of the provisions of the Code apply.

Please carefully read the policies and procedures detailed below. When you believe that you sufficiently understand them, sign, date, and return to our Compliance Officer the Acknowledgement set forth in Appendix C to this Code. Employees should consult with Holland’s Compliance Officer regarding any questions about these items and other issues relating to Holland’s fiduciary obligations to its clients.

Please also note that the Insider Trading and Securities Fraud Enforcement Act of 1988 and Section 204A of the Investment Advisers Act of 1940 require every investment adviser to establish, maintain, and enforce policies and procedures to detect and prevent the misuse of material, non-public information. In response to those requirements, Holland has developed Policies and Procedures Concerning the Misuse of Material Non-Public Information. Please refer to those Policies and Procedures as appropriate.

Whenever the term “client” is used in this Code, please also remember that it includes The Lou Holland Trust as well as Holland’s other registered investment company clients.

I.

DEFINITIONS

For purposes of this Code:

A. Automatic Investment Plan. The term “Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

B. Beneficial Ownership. “Beneficial Ownership” has the same meaning as would be used in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership will apply to all securities that an Employee has or acquires. Beneficial Ownership includes the account of a spouse, minor child and any relative resident in the advisory representative’s house, an account as to which a person is a trustee if such person established the trust and has the power to revoke it or if the person or the person’s child, stepchild, spouse, ancestor, stepfather or stepmother has a vested interest in the trust, as well as any other contract, undertaking, relationship, agreement or other arrangement from which benefits substantially equivalent to ownership flow to the designated person. (Employees with spouses who are employed in the securities industry must immediately notify our Compliance Officer, who will discuss with you the policies and procedures concerning trades by those spouses.) See Appendix A for examples of beneficial ownership arrangements.

C. Board. The term “Board” means the board of directors (or trustees) of a Covered Fund.

D. Covered Fund. The term “Covered Fund” means any Fund for which Holland serves as an investment adviser, including, but not limited to, The Lou Holland Trust.

E. Covered Security. The term “Covered Security” means any stock, bond, security future, or investment contract or any other instrument that is considered a “security” under Section 2(a)(36) of the Investment Company Act of 1940, except that it does not include:

1.	shares issued by open-end Funds;
2.	direct obligations of the United States Government; and

3. bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments. For purposes of this Code, the term “high quality short-term debt instruments” means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization.

The term “Covered Security” is very broad and includes items that might not ordinarily be thought of as “securities,” such as options on securities and on indexes of securities; all kinds of limited partnerships; foreign unit trusts and foreign mutual funds; exchange-traded funds, and private investment funds, hedge funds, and investment clubs.

F. Employee. The term “Employee” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of Holland, or other person who provides investment advice on behalf of Holland and is subject to Holland’s supervision and control.

G. Fund. The term “Fund” means an investment company registered under the Investment Company Act of 1940.

H. Initial Public Offering. The term “Initial Public Offering” (or “IPO”) means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

I. Limited Offering. The term “Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933.

J. Security Held or to be Acquired. The phrase “Security Held or to be Acquired” by a Fund means:

1. any Covered Security which, within the most recent fifteen (15) calendar days:
(a) is or has held by the Fund; or

(b) is being or has been considered by the Fund or its investment adviser for purchase by the Fund; and

2. any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in Section I.E. of this Code.

II.	RULE 17j-1 -- GENERAL ANTI-FRAUD PROVISIONS

Rule 17j-1 under the Investment Company Act of 1940 makes it is unlawful for any affiliated person of or principal underwriter for a Fund, or any affiliated person of the Fund’s investment adviser or principal underwriter, in connection with the purchase or sale, directly or indirectly, by such person of a Security Held or to be Acquired by the Fund, to engage in any of the following acts, practices or courses of business:

employ any device, scheme, or artifice to defraud the Fund;

make to the Fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Fund; and

engage in any manipulative practice with respect to the Fund.

Holland and its Employees are subject to the anti-fraud provisions of Rule 17j-1. Accordingly, Employees should be aware that they are subject to, in addition to the provisions of this Code, the anti-fraud provisions described above with respect to any Security Held or to be Acquired by a Covered Fund.

III.	CONFLICTS OF INTEREST-PERSONAL INVESTMENTS

A. General. Holland believes that every Employee should have reasonable freedom with respect to their investment activities and those of their families. At the same time, conflicts of interest could arise between Holland’s clients and the personal investment activities of Holland or its Employees.

Holland’s fundamental policy is to avoid conflicts of interest or even the appearance of such conflicts whenever possible. However, if a conflict were to unavoidably occur, it is also Holland’s policy to resolve such conflict in favor of the client. Even in instances in which there is an identity of interest among a Holland client, Holland and its Employees, an Employee must recognize that the Holland client has priority in its right to benefit from Holland’s investment advice over any rights of Holland, the Employee, or any non-client members of the Employee’s family whom the Employee may advise. This condition inevitably places some restriction on freedom of investment for Employees and their families.

This Code does not attempt to describe all possible conflicts of interest, but rather attempts to establish general principles and to highlight possible problem areas. Employees should be conscious that areas other than personal securities transactions may involve conflicts of interest. For example, one such area would be accepting gifts or favors from persons such as brokers since such gifts or favors could impair the Employee’s objectivity. Thus, the requirements set forth below are not intended to cover all situations that may involve a possible conflict of interest. Rather, they are intended to provide a (i) framework for understanding such conflicts and (ii) mechanism for monitoring and reporting personal securities transactions. If there is any doubt about a matter, the Compliance Officer should be consulted before any action regarding such matter is taken.

B. Prohibited Personal Trading.

1. Improper Use of Information. No Employee may use his1 knowledge concerning Holland’s advisory clients’ securities transactions or portfolio holdings for trading in his personal account, any account in which he has a Beneficial Ownership interest, or in any account controlled by or under the influence of such Employee.

2. Prohibited Transactions. No Employee shall purchase or sell, directly or indirectly, any security in which he has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership interest without obtaining prior clearance as described in Section B.3. of this Code, provided that this prohibition shall not apply to any transaction that:

is exempt under Section III.B.4. of this Code; or
does not involve a Covered Security;
3. Prior Clearance of Transactions.

a. General Requirement. Every Employee shall obtain prior written clearance from the Compliance Officer before directly or indirectly initiating, recommending, or in any other way participating in the purchase or sale of a Covered Security, or directly or indirectly acquiring any security made available in an Initial Public Offering or in a Limited Offering, in which the Employee has, or by reason of the transaction may acquire, a direct or indirect Beneficial Ownership interest. When requesting prior clearance, each Employee should be aware that:

i. all requests for prior clearance must be set forth in writing on the standard Personal Request and Trading Authorization Form (a copy of each such Form submitted by an Employee should be retained by the Employee for personal recordkeeping purposes);

ii. prior clearance of a securities transaction is effective for three (3) business days from and including the date clearance is granted; and

iii. Holland’s trading desk will promptly provide copies of the Personal Trading Request and Authorization Form it receives to the Compliance Officer for review.

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1 The use of the masculine pronoun is for convenience of reference only and is intended to include the feminine in all cases.

b. Bases for Denial of Prior Clearance. The Compliance Officer shall deny a request for prior clearance if he determines that the security at issue is a Covered Security or is being made available in an Initial Public Offering or Limited Offering and:

i. the Employee has actual knowledge that such security is being considered for purchase or sale on any client’s behalf, even though no order has been placed; or

ii. the Employee has actual knowledge that such security has been purchased or sold by a client within the prior seven (7) business days; or

iii. the Employee has actual knowledge that such security is being purchased or sold on behalf of a client (i.e., an order has been entered but not executed for a client); or

iv. with respect to Initial Public Offerings:

(a) Holland Capital Management’s employees and their immediate family members residing in their household may not participate in Initial Public Offerings (IPOs). Although exceptions are rarely granted, they will be considered on a case-by-case basis, for example, where a family member is employed by the IPO company and IPO shares are considered part of that family member’s compensation.

v. the transaction would be potentially harmful to any client; or

vi. the transaction would likely affect the market in which such securities are traded; or

vii. the decision to purchase or sell the security appears to be the result of material non-public information obtained in the course of the Employee’s relationship with Holland or any of its affiliates; or

viii. the granting of prior clearance would, in the judgment of the Compliance Officer, be inconsistent with the purposes of this Code. If a prior clearance request is denied under this Section III.B.3.b., the Compliance Officer shall explain in writing the reasons therefor.

c. Exception for Certain Transactions. Sections 2.a, and 2.b shall not apply to a request for prior clearance with respect to a Covered Security if:

i. the Covered Security is traded on a recognized securities exchange and has a market capitalization of at least $5 billion; and

ii. the aggregate amount of shares to be purchased or sold does not exceed $10,000; and

iii. the Employee is not a Portfolio Manager (i.e., a person or one of the persons who are primarily responsible for the day-to-day management of a Covered Fund) and has not purchased or sold the security at issue within the prior seven (7) business days.

4. Exempt Transactions. The prohibitions of Section III.B. of this Code and the pre-clearance procedures described in Section III.B.3 of this Code shall not apply to:

a. purchases or sales effected in any account over which the Employee has no direct or indirect influence or control, or in any account of the Employee which is managed on a discretionary basis by a person other than the Employee and, with respect to which the Employee does not in fact influence or control purchase or sale transactions;2

b. purchases or sales of securities which are not eligible for purchase or sale by any client;

c. purchases or sales which are non-volitional on the part of the Employee;

d. purchases which are part of an Automatic Investment Plan;

e. purchases effected upon the exercise of rights issued by the issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

C.          Specific Rules. The following rules govern Employee investment activities for the Employee’s personal account or for accounts in which the Employee has any direct or indirect Beneficial Ownership interest. These rules are in addition to those noted in Section III.B. above.

1. Short Sales. No Employee may sell a security short that is owned by any Holland client, except “short sales against the box” for tax purposes.

2. Dealing with Clients. No Employee may directly or indirectly sell to or purchase from a client any security, except purchases and sales with respect to a Covered Fund in the normal course of Holland’s provision of advisory services to the Covered Fund.

3. Client Ownership. No Employee may purchase a security of a company with respect to which 5% or more of its outstanding stock is owned, in the aggregate, by Holland clients, unless prior written approval is obtained.

4. Day Trading. No day trading (i.e., the purchase and sale of securities on a short term basis, such as one to five days) by Employees is permitted, without written approval of the Compliance Officer.

5. Commissions. Commissions on personal transactions may be negotiated by the Employee, but payment of a commission rate which is better than the rate available to Holland clients through similar negotiation is prohibited.

6. Options and Futures. The purchase, sale, and utilization of options and futures contracts on specific securities by the Employee are subject to the same restrictions as those set forth in this Code with respect to securities, i.e., the option or futures contract should be treated as if it were the security for these purposes.

IV.	GENERAL STANDARDS

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2 This “no direct or indirect influence or control” exception applies to only a few situations. The principal situation arises where securities are held in a trust in which an Employee has a beneficial interest, but the Employee is not the trustee and the Employee has no control or influence over the trustee. Specific questions regarding the “no influence or control” exception or general questions concerning beneficial ownership or reporting responsibility should be directed to the Compliance Officer.

A. Written Record of Securities Recommendations. Every recommendation for the purchase or sale of securities for clients, excluding recommendations to increase or decrease existing securities positions, must be memorialized in writing either prior to or immediately after the recommendation is made. A standard Security Trading Advice form for purchase or sale orders must be used for this purpose and should be provided to or otherwise made available to the Holland trading desk.

B. Use of Securities Recommendations. Any investment ideas developed by an Employee in the course of their work for Holland will be made available for use by Holland’s clients prior to any personal trading or investment by any Employee based on such ideas. See also the prohibitions against self-dealing and front-running described in Sections IV.E. and IV.F. below.

C. Gifts and Business Entertainment Policy. A conflict of interest occurs when the personal interests of an Employee interferes or could potentially interfere with his or her responsibilities to Holland or Holland's advisory clients. In order to address conflicts of interest that may arise when an Employee accepts or gives a gift, favor, special accommodation, or other items of value, Holland places restrictions on gifts and certain types of business entertainment. Set forth below is Holland’s policy relating to gifts and business entertainment: No Employee may, directly or indirectly (for example, through a spouse or other family member), do anything that would be prohibited or in violation of this policy.

1. Gifts

a.            General - No Employee may give or receive any gift, gratuity, service, or other item to or from any person or entity that does business with or potentially could conduct business with Holland without receiving prior written approval from the Compliance Officer.

b.           No Solicited Gifts - No Employee may use his or her position with Holland to solicit or obtain anything of value from a client, supplier, person or other entity with which Holland does business.

c. No Cash Gifts - No Employee may give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity that does business with or potentially could conduct business with or on behalf of Holland.

2. Business Entertainment

a. General – Employees may provide or accept “reasonable entertainment” event to or from any person or entity that does or potentially could do business with or on behalf of Holland. "Reasonable entertainment" includes, among other things, a meal, a ticket to a sporting event or the theater, transportation and/or lodging accompanying or related to such activity or event, or any comparable entertainment, that does not exceed two such events per year per vendor and which is attended by the person or entity providing the meal, ticket, transportation or lodging, or other entertainment.

b.          Extravagant Entertainment - No Employee may provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or potentially could do business with or on behalf of Holland. "Extravagant or excessive entertainment" is entertainment that has a value greater than $100 or may be viewed as so frequent or of such high value as to raise a question of propriety.

3. Reporting and Recordkeeping of Gifts and Business Entertainment

a. Gifts - Each Employee must report in writing any gifts received in connection with the Employee’s employment to the Compliance Officer. The Compliance Officer may require that any such gift be returned to the provider or that an expense be repaid by the Employee.

b. Business Entertainment – Each Employee must report in writing any event likely to be viewed as so frequent or of such high value as to raise a question of propriety. Any such event must be approved by the Compliance Officer.

c. Quarterly Transaction Reports – Each Employee must include any previously unreported or prospective gift or business entertainment event on its Quarterly Transaction Statement (described in Section V(a) below.

d. Recordkeeping - The Compliance Officer will maintain records of any gifts and/or business entertainment events reported by Employees.

D. Inside Information. No Employee may seek any benefit for himself, a client, or anyone else from material, non-public information about issuers, whether or not held in the portfolios of our clients or suitable for inclusion in their portfolios. Any Employee who believes he is in possession of such information must contact our Compliance Officer immediately. This prohibition should not preclude an Employee from contacting officers and employees of issuers or other investment professionals in seeking information about issuers that is publicly available. Please remember, in this regard, to review Holland’s Policies and Procedures Concerning the Misuse of Material Non-Public Information.

E. Fair Dealing vs. Self-Dealing. An Employee shall act in a manner consistent with the obligation to deal fairly with all clients when taking investment action. Self-dealing for personal benefit or the benefit of Holland, at the expense of clients, will not be tolerated. The receipt of “special favors” from a stock promoter, such as participation in a Limited Offering or Initial Public Offering, as an inducement to purchase other securities for Holland clients is not permitted. The existence of any substantial economic relationship between a proposed personal securities transaction and any securities held or to be acquired by Holland or Holland clients must be disclosed on the Authorization Form.

F. Front-Running. An Employee shall not engage in “front-running” an order or recommendation, even if the Employee is not handling either the order or the recommendation and even if the order or recommendation is for someone other than a client of Holland. Front-running consists of executing a transaction in the same or underlying securities, options, rights, warrants, convertible securities or other related securities, in advance of block or large transactions of a similar nature likely to affect the value of the securities, based on the knowledge of the forthcoming transaction or recommendation.

G. Confidentiality. Information relating to any client’s portfolio or activities is strictly confidential and should not be discussed with anyone outside Holland. In addition, from the time that an Employee anticipates making a recommendation to purchase or sell a security, through the time that all transactions for clients based on that recommendation have been consummated, the “subject and content” of the recommendation may be considered to constitute “inside information.” Accordingly, Employees must maintain the utmost confidentiality with respect to their recommendations during this period and may not discuss a contemplated recommendation with anyone outside of Holland. In this regard, please also see Holland’s Policies and Procedures Concerning the Misuse of Material Non-Public Information.

Any written or oral disclosure of information concerning Holland, Holland’s clients, or particular purchase or sale transactions for client accounts should be made only by persons who are specifically authorized to release that information, after consultation with Holland’s outside Counsel. Please note that this prohibition is not intended to inhibit exchanges of information among Holland Employees.

H. Outside Business Activity. Prior to engaging in any outside business or activity, each Employee shall seek authorization by submitting to the Compliance Officer a “Request to Engage in Outside Business Activity.” Business activities include service as an employee, officer, director or trustee, consultant, elected official, passive or active owner. Any such authorization shall be supported by a determination that such service is consistent with the interests of Holland and its clients, including any Covered Funds and their shareholders. At the time an Employee submits the initial holdings report in accordance with Section V(B)(1) of this Code of Ethics, the Employee will submit to the Compliance Officer a description of any business activities in which the Employee has a significant role.

I. Compliance with Federal Securities Laws. Each Employee is required to comply with all applicable Federal Securities Laws.3 Holland has adopted compliance programs consisting of policies and procedures designed to prevent violations of Federal Securities Laws. Employees should refer to those policies and procedures for issues not expressly covered in this Code.

V.	REPORTS OF PERSONAL INVESTMENTS BY EMPLOYEES

A. Account Reporting. Every Employee must immediately notify our Compliance Officer in writing of any account in which he has or will have a beneficial interest or for which he exercises influence or control over investment decisions. Such notification must identify the brokerage firm at which the account is maintained, the account executive, the title of the account, the account number, and the names and addresses of all individuals with a beneficial interest in the account. This requirement also includes all such accounts of Holland clients in which the Employee has or will have a beneficial interest. Each Employee is responsible for arranging to have records for securities transactions in such accounts, other than those at Holland, sent to our Compliance Officer in accordance with Section V.D. below.

B. Content and Timing of Employee Reports. Every Employee shall make the following reports to the Compliance Officer:

1. Initial Holdings Report. No later than ten (10) days after becoming an Employee, such Employee shall report the following information (which information must be current as of a date no more than 45 days prior to the date the person becomes an Employee):

a. the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Covered Security or Covered Fund:

b. in which the Employee had any direct or indirect Beneficial Ownership interest; or

i. held in any accounts of non-Holland clients that the Employee manages or to which the Employee provides investment or voting advice when the person became an Employee;

c. the name of any broker, dealer or bank with whom the Employee maintained an account in which any securities were held for the direct or indirect benefit of the Employee as of the date the person became an Employee; and

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3 The term “Federal Securities Laws” includes the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to registered investment companies and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

d. the date that the report is submitted by the Employee.

2. Quarterly Transaction Reports. No later than thirty (30) days after the end of a calendar quarter, the Employee shall report the following information:

a. With respect to any transaction during the quarter in a Covered Security or Covered Fund:

i. in which the Employee had any direct or indirect Beneficial Ownership interest; or

ii. held in any accounts of non-Holland clients that the Employee managed or to which the Employee provided investment or voting advice:

(a) the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares, and the principal amount of each Covered Security and Covered Fund involved;

(b) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c) the price of the Covered Security or Covered Fund at which the transaction was effected;

(d) the name of the broker, dealer, or bank with or through whom the transaction was effected; and

(e) the date that the report is submitted by the Employee.

iii. with respect to any account established by the Employee in which any securities were held during the quarter for the direct or indirect benefit of the Employee:

(a) the name of the broker, dealer or bank with whom the Employee established the account;

(b) the date the account was established; and
(c) the date that the report is submitted by the Employee.

3. Annual Holding Reports. No later than forty-five (45) days after the end of each calendar year, the Employee shall report the following information (which information must be current as of December 31 of the calendar year for which the report is submitted):

a.           the title and type of security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Covered Security or Covered Fund:

i. in which the Employee has any direct or indirect Beneficial Ownership interest; or

ii. held in any accounts of non-Holland clients that the Employee managed or to which the Employee provided investment or voting advice;

iii. the name of any broker, dealer or bank with whom the Employee maintains an account in which any securities are held:

(a) for the direct or indirect benefit of the Employee; or

(b) in any accounts of non-Holland clients that the Employee managed or to which the Employee provided investment or voting advice; and

iv. the date that the report is submitted by the Employee.

4. Conflict of Interest Reports. Every Employee shall immediately report in writing to the Compliance Officer any factors of which he or she is aware that would be relevant to a conflict of interest analysis, including the existence of any substantial economic relationship between the Employee’s transactions and securities held or to be acquired by any client. These factors may include, for example, officerships or directorships with companies or beneficial ownership of more than 1/2 of 1% of the total outstanding shares of any company whose shares are publicly traded or that may be made available in an Initial Public Offering or Limited Offering in the foreseeable future.

C. No Holdings or Transactions to Report. If an Employee has no holdings to report on either an Initial Holdings Report or any Annual Holdings Report nor transactions to report on any Quarterly Transaction Report, that Employee shall nevertheless submit the appropriate Report stating that the Employee had no holdings or transactions (as appropriate) to report and the date the report is submitted by the Employee.

D. Copies of Confirmations and Period Account Statements. Each Employee shall direct every broker or dealer through whom the Employee effects any securities transactions to deliver to the Compliance Officer, on a timely basis, duplicate copies of confirmations of all Employee securities transactions, including Initial Public Offerings and Limited Offerings, and copies of periodic statements for all Employee securities accounts.

E. Exceptions From Reporting Requirements.

An Employee need not make a report under this Section V. with respect to transactions for, and Covered Securities or Covered Funds held in, any account over which the Employee has no direct or indirect influence or control.4

An Employee need not make a Quarterly Transaction Report with respect to the “exempt transactions” described in Section III.B.

An Employee need not make a Quarterly Transaction Report under Section V.B.2. with respect to transactions effected pursuant to an Automatic Investment Plan.

F. Review of Reports. The Compliance Officer shall review all reports submitted pursuant to Section V. for the purpose of detecting and preventing a potential or actual violation of this Code.

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4 This “no direct or indirect influence or control” exception applies to only a few situations. The principal situation arises where securities are held in a trust in which an Employee has a beneficial interest, but the Employee is not the trustee and the Employee has no control or influence over the trustee. Specific questions regarding the “no influence or control” exception or general questions concerning beneficial ownership or reporting responsibility should be directed to the Compliance Officer.

The Compliance Officer shall review an Initial Holdings Report within fifteen (15) days of the date such Report is submitted by an Employee.

The Compliance Officer shall review all Quarterly Transaction Reports and all Annual Holding Reports within thirty (30) days of the date such a Report is submitted by an Employee.

The Compliance Officer shall review all Conflict of Interest Reports promptly after receipt of such a Report.

The Compliance Officer shall obtain a daily report on Employee transactions in Covered Funds and shall review such reports promptly after receipt.

The Compliance Officer shall maintain a record of each report reviewed and the date such review was completed. Such record shall indicate whether the Compliance Officer’s review detected a potential or actual violation of this Code. If the Compliance Officer detects a potential or actual material violation of this Code, the Compliance Officer shall promptly inform management of Holland in writing.

The Compliance Officer promptly after furnishing such written notification of a potential or actual material violation of this Code, shall take those measures the Compliance Officer deems necessary and appropriate to remedy such violation, including, but not limited to, requiring the Employee to divest any inappropriate securities holdings and recommending sanctions.

The Compliance Officer shall take such other actions and measures as he deems necessary and appropriate to carry out his duties with respect to the review of reports required under this Code.

G. Notification of Reporting Obligation. The Compliance Officer shall identify all Employees who are required to make reports under Section V.A. and shall inform those Employees of their reporting obligation. Once informed of the duty to file reports, an Employee has a continuing obligation to file such reports in a timely manner.

H. Disclaimer of Beneficial Ownership. The broad definition of “Beneficial Ownership” is for purposes of this Code only. It does not necessarily cover other securities or tax laws. In reporting a securities transaction to Holland, an Employee can include in his Quarterly Report “a statement declaring that the reporting or recording of any securities transaction shall not be construed as an admission that the reporting person has any direct or indirect beneficial ownership in the security.” For example, if an Employee who is a parent or custodian sold securities owned by a minor child under a Uniform Gifts to Minors Act, the Employee would report such transaction on the Quarterly Transaction Report, but such Employee could disclaim Beneficial Ownership by checking the appropriate box on the Quarterly Transaction Report.

Whether an Employee’s Report should include such a disclaimer is a personal matter on which Holland will make no recommendation. A disclaimer may be important not only for securities law purposes, but also because it might be some evidence of ownership for other purposes, such as estate taxes. Accordingly, an Employee may wish to consult his own attorney on this issue.

I. Form of Reports. All reports required to be filed under Section V. shall be prepared by Employees using the forms attached to this Code.

J. Annual Certification of Compliance. At the time of submission of Annual Holding Reports, all Employees must certify that they have read, understand and are subject to this Code, and have complied at all times with this Code, including the execution of personal securities transactions disclosures in connection with obtaining prior clearance of securities transactions and the submission of all required reports.

K. Initial Acknowledgment. When a person becomes an Employee, that person shall be given a copy of this Code. Within 72 hours after being given the Code, that person shall provide the Compliance Officer with a written acknowledgment of his receipt of the Code and shall certify that he has had an opportunity to ask questions, and that he has read and understands the Code and agrees to comply with the Code.

L. Acknowledgement of Amendments. All Employees shall be given a copy of any amendment to this Code. Within three months after the amendment becomes effective, all Employees shall provide the Compliance Officer with a written acknowledgment of their receipt of the amendment and shall certify that they have had an opportunity to ask questions, and that they understand the amendment and agree to comply with the amendment.

VI.	ADVISING NON-HOLLAND CLIENTS

Employees may not render investment advice to persons other than clients of Holland or members of the Employee’s immediate family, unless the advisory relationship, including the identity of those involved and any fee arrangements, has been disclosed to and cleared with our Compliance Officer. Such advisory relationships are subject to the reporting provisions of Section V above.

VII.	VIOLATIONS OF THIS CODE

A.          Reporting Violations. Violations of this Code may result in the imposition of sanctions by regulatory authorities and/or Holland, including forfeiture of any profit from a transaction, fines, demotion, censure, suspension, or termination of employment.

Employees shall report any violations or suspected violations of this Code promptly to the Compliance Officer or, at the option of the Employee, the Alternative Designee. Laura Janus or such other person as the Compliance Officer may designate from time to time will serve as the Alternative Designee.

B. Report Submission Procedures. Reports of violations or suspected violations may be submitted by mail, by telephone, or in person. Anonymous reports will be accepted and processed and no effort will be made to trace the complaint. Once a report is submitted, the Compliance Officer or the Alternative Designee will promptly acknowledge, in writing, the receipt of the report, except when the report is anonymously made or upon the request of the person submitting the report. All reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately.

Some examples of the types of reporting required include, but are not limited to: noncompliance with applicable laws, rules, and regulations; fraud or illegal acts involving any aspect of the firm’s business; material misstatements in regulatory filings, internal books and records, client records or reports; activity that is harmful to clients, including fund shareholders; and deviations from required controls and procedures that safeguard clients and the firm.

C. No Retaliation. Retaliation against an Employee who, in good faith, reports a violation or suspected violation is prohibited and constitutes a further violation of this Code. Holland will not discharge, demote, suspend, threaten, harass, or in any manner discriminate against any Employee with respect to any report submitted in good faith under the provisions of this Section VII. If any Employee believes that he or she has been subject to retaliation because he or she has submitted a good faith report under the provisions of this Section VII, or if any Employee is aware of any such retaliation may have been made against another Employee, the Employee should report such conduct to the Compliance Officer or the Alternative Designee in accordance with the report submission procedures under Section VII.B above.

VIII.	REPORTS TO THE BOARD

No less frequently than annually (and, in the case of The Lou Holland Trust, no less than thirty (30) days prior to the final regular meeting of the Board for each fiscal year of the Trust), the Compliance Officer shall furnish to each Covered Fund’s Board a written report that:

Describes any issues arising under this Code since the last report to the Board, including, but not limited to, information about material violations of this Code and the sanctions, if any, imposed in response to the material violations; and

Certifies that Holland has adopted procedures reasonably necessary to prevent Employees from violating the Code.

To the extent that immaterial violations of this Code (such as late filings of required reports) may collectively indicate material problems with the implementation and enforcement of this Code, the written report shall describe any violations that are material in the aggregate.

IX.	MATERIAL CHANGES TO THE CODE

Any material change to this Code affecting compliance with Rule 17j-1 under the Investment Company Act of 1940 shall be approved by each Covered Fund’s Board in accordance with that rule. In connection with any such material change to this Code, the Compliance Officer shall furnish to each Board a certification that Holland has adopted procedures reasonably necessary to prevent Employees from violating the Code.

With respect to The Lou Holland Trust:

The Board, including a majority of the Disinterested Trustees,5 shall approve any material change made to this Code no later than the next regularly scheduled Board meeting after adoption of the material change.

The Board shall base its approval of any material change to the Code on a determination that the Code contains provisions reasonably necessary to prevent Employees from engaging in any conduct prohibited by Rule 17j-1 under the Investment Company Act of 1940.

X.	RECORD RETENTION

Holland shall maintain records in the manner and to the extent set forth below, which records may be maintained on microfilm under the conditions described in Rule 31a-2(f)(1) under the Investment Company Act of 1940, and shall be available for examination by representatives of the Securities and Exchange Commission:

A. Retention of Code. A copy of this Code and any Code that was in effect at any time within the past five years shall be preserved in an easily accessible place.

B. Record of Violations. A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs.

C. Copy of Written Acknowledgments of Receipt. A copy of all written acknowledgments of the receipt of this Code and any amendments thereto for each individual who currently is, or within the past five years was, an Employee shall be maintained in an easily accessible place.

_________________________

5 The term “Disinterested Trustee” means a trustee of the Trust who is not an “interested person” of the Trust or Holland within the meaning of Section 2(a)(19) of the Investment Company Act of 1940.

D. Copy of Forms and Reports. A copy of each Personal Trading Request and Authorization Form and each Initial Holdings Report, Quarterly Transaction Report, Annual Holdings Report and Conflict of Interest Report prepared and submitted by an Employee pursuant to this Code must be preserved by the Compliance Officer for a period of not less than five years from the end of the fiscal year in which such report is made, the first two years in an easily accessible place.

E. List of Employees. A list of all persons who are, or within the past five years of business have been, required to file Personal Trading Request and Authorization Forms and Initial Holdings Reports, Quarterly Transaction Reports, Annual Holdings Reports and Conflict of Interest Reports pursuant to this Code and a list of those persons who are or were responsible for reviewing such Forms and Reports shall be maintained in an easily accessible place.

F. Written Reports to the Board. A copy of each written report furnished to the Board of a Covered Fund under Section VIII of this Code shall be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

G. Records Relating to Decisions Involving Initial Public Offerings and Limited Offerings. A record of any decision, and the reasons supporting the decision, to approve the acquisition by Employees of securities made available in an Initial Public Offering or Limited Offering shall be maintained for at least five years after the end of the year in which the approval is granted.

H. Sites of Records to be Kept. All such records and/or documents required to be maintained pursuant to this Code, the Investment Advisers Act of 1940, and/or Rule 17j-1 under the Investment Company Act of 1940 shall be kept at the offices of Holland at Suite 700, One North Wacker Drive, Chicago, Illinois 60606.

XI.	CONFIDENTIAL TREATMENT

All reports and other records required to be filed or maintained under this Code shall be treated as confidential.

XII.	INTERPRETATIONS OF PROVISIONS

Management of Holland may, from time to time, adopt such interpretations of this Code as such management deems appropriate, provided that each Covered Fund’s Board shall approve any material changes to this Code in accordance with Section IX.

XIII.	AMENDMENTS TO THE CODE

Any amendment to the Code shall be effective thirty (30) calendar days after written notice of such amendment shall have been received by the Compliance Officer, unless management of Holland expressly determines that such amendment shall become effective on an earlier date or shall not be adopted. Any material change to this Code shall be approved by each Covered Fund’s Board in accordance with Section IX.

APPENDIX A

EXAMPLES OF BENEFICIAL OWNERSHIP

1.           Securities held by an Employee for his own benefit, whether such securities are in bearer form, registered in his own name, or otherwise;

2.           Securities held by others for the Employee’s benefit (regardless of whether or how such securities are registered), such as, for example, securities held for the Employee by custodians, brokers, relatives, executors or administrators;

3.	Securities held by a pledgee for an Employee’s account;

4.           Securities held by a trust in which an Employee has an income or remainder interest unless the Employee’s only interest is to receive principal (a) if some other remainderman dies before distribution or (b) if some other person can direct by will a distribution of trust property or income to the Employee;

5.           Securities held by an Employee as trustee or co-trustee, where either the Employee or any member of the Employee’s immediate family (i.e., spouse, children or their descendants, stepchildren, parents and their ancestors, and stepparents, in each case treating a legal adoption as blood relationship) has an income or remainder interest in the trust.

6.           Securities held by a trust of which the Employee is the settler, if the Employee has the power to revoke the trust without obtaining the consent of all the beneficiaries;

7.	Securities held by any non-public partnership in which the Employee is a partner;

8.           Securities held by a personal holding company controlled by the Employee alone or jointly with others;

9.	Securities held in the name of the Employee’s spouse unless legally separated;

10.         Securities held in the name of minor children of the Employee or in the name of any relative of the Employee or of their spouse (including an adult child) who is presently sharing the Employee’s home. This applies even if the securities were not received from the Employee and the dividends are not actually used for the maintenance of the Employee’s home;

11.         Securities held in the name of any person other than the Employee and those listed in (9) and (10), above, if by reason of any contract, understanding, relationship, agreement, or other arrangement the Employee obtains benefits substantially equivalent to those of ownership;

12.         Securities held in the name of any person other than the Employee, even though the Employee does not obtain benefits substantially equivalent to those of ownership (as described in (11), above), if the Employee can vest or revest title in himself.

APPENDIX B

PROCEDURES FOR THE ENFORCEMENT OF THE

CODE OF ETHICS OF

HOLLAND CAPITAL MANAGEMENT, L.P.

1.           Upon the commencement of employment, each Employee of Holland is provided with a copy of the Code. Each Employee is at that time also scheduled to discuss the Code with our Compliance Officer. The Employee is required to acknowledge his understanding of the Code’s prohibitions and requirements by signing it and returning it to our Compliance Officer for retention in Holland’s files. Employees are encouraged to direct any questions that may arise concerning the Code and its prohibitions to our Compliance Officer. Each year Holland distributes the Code with any changes to its Employees and requires that each Employee certify receipt of the Code.

2.	A list of all Employees is maintained and updated by our Compliance Officer.

3.           Before an Employee can place an order to effect a securities transaction involving a Covered Security for any account in which the Employee has a direct or indirect beneficial interest or for which the Employee exercises influence or control over investment decisions, the Employee must obtain prior written approval from Holland’s Compliance Officer on a standard Preclearance Form (“Authorization Form”) supplied by Holland. The original or a copy of the Authorization Form will be matched at a later time with the information reported on the Employee’s Quarterly Transaction Report.

4.           Holland’s Code requires all Employees to report on the Quarterly Transaction Report any securities transaction for the prior quarter for accounts in which they have or will acquire a direct or indirect beneficial interest or for accounts over which they exercise influence or control. Employees are also asked to instruct the brokerage firm through which the transaction is executed to send a duplicate confirmation to our Compliance Officer. Upon receiving a confirmation, our Compliance Officer will match the confirmation with the Authorization Form. If the confirmation on its face reveals a violative trade, appropriate disciplinary action will be taken.

In the event that a Quarterly Transaction Report or confirmation discloses a securities transaction for which no prior written approval was obtained, our Compliance Officer will discuss the circumstances of the transaction and the reason for the failure to follow required procedures with the Employee and a written record will be made of the matter. A copy of that record will be attached to the Employee’s Quarterly Transaction Report, which is retained in that Employee’s personal securities transactions file. Our Compliance Officer will warn Employees that violations of Holland’s Code may result in disciplinary action including reduction in salary, censure, suspension or termination of employment.

5.           On a regular basis each Employee’s personal transactions files will be reviewed by our Compliance Officer to identify and mark day trades and situations where a personal trade in a security preceded a client trade, by one or more days. Our Compliance Officer will also review the files for scalping, front-running, misuse of confidential information, or other abusive personal securities transactions.

6.           Our Compliance Officer will discuss any such questionable transactions with the Employee who effected the trade. Our Compliance Officer will make a written record of any determination indicating whether there has been a violation of law or Holland’s Code and the reasons underlying that determination. In the event that our Compliance Officer determines that there has been a securities law violation or a violation of Holland’s Code, appropriate disciplinary action will be taken and a report made to Holland’s management.

7.           These procedures, in conjunction with those procedures designed to prevent the use of material nonpublic information, as contained in Holland’s Policies and Procedures Concerning the Misuse of Material Non-Public Information, will be reviewed by Holland’s management on an annual basis to assess their effectiveness in preventing improper and illegal personal securities trading by Employees.